Exhibit23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Arrhythmia Research Technology, Inc. on Form S-8 of our report dated March 10, 2010 incorporated  in the Annual Report on Form 10-K of Arrhythmia Research Technology, Inc. for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in such Prospectus.

/s/ CCR LLP

Westborough, Massachusetts
May 6, 2010